                                                                    Exhibit 12.1

               RATIO OF EARNINGS TO FIXED CHARGES AND EARNINGS TO
              COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                      (in thousands, except ratio amounts)

         The following table sets forth our ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends for the fiscal years ended June 30, 1997, 1998, 1999, the seven months ended January 31, 2000 (partnership basis), the five months ended June 30, 2000 (corporate basis), the fiscal year ended June 30, 2001 and for the six months ended December 31, 2000 and 2001. These ratios show the extent to which our business generates enough earnings after the payment of all expenses other than interest and preferred stock dividends to make required interest and dividend payments on our debt and preferred stock.

         For the purposes of determining the ratio of earnings to fixed charges, earnings consist of income from continuing operations and fixed charges ("adjusted earnings"). Through January 31, 2000, we were a division of KPMG LLP and operated in partnership form. As a partnership, all of KPMG LLP's earnings were allocable to its partners. Accordingly, earnings do not reflect any compensation or benefit costs for services rendered by the consulting partners of KPMG LLP. In connection with our Separation from KPMG LLP, the consulting partners resigned from KPMG LLP and became our managing directors. Effective February 1, 2000, these individuals ceased to share in the profits of KPMG LLP and instead began to receive salary and other benefits as part of their compensation.

         Fixed charges include gross interest expense, amortization of deferred financing expenses and an amount equivalent to interest included in rental charges. We have assumed that one-third of rental expense is representative of the interest factor.

         Preferred stock dividends consist of the amount of pretax earnings required to pay the dividends on the series A mandatorily redeemable convertible preferred stock.

                                                                         Combined Partnership Basis
                                                     ------------------------------------------------------------------
                                                                                                          Seven Months
                                                                                                              Ended
                                                                  Year Ended June 30,                     January 31,
                                                     ----------------------------------------------
                                                        1997             1998             1999               2000
                                                     ------------    -------------    -------------       -------------
Earnings:
      Income before partner distributions and
      benefits before adjustments for minority
      interest and equity in losses of affiliate         $52,618         $ 98,272         $229,116          $104,638

Adjustments:
      (a) Fixed charges:
            (1)  Interest on borrowed funds               13,028           16,810           25,157            27,339
            (2)  1/3 of rent                               9,511           13,512           16,260            10,857
                                                     ------------    -------------    -------------    --------------
                                                          22,539           30,322           41,417            38,196

      (b)   Preferred Dividends (pre-tax amounts)              -                -                -                 -

      (c)   Adjusted earnings                            $75,157         $128,594         $270,533          $142,834

Fixed charges and preferred dividends                    $22,539         $ 30,322         $ 41,417          $ 38,196

Ratio of earnings to fixed charges                          3.33 x           4.24 x           6.53 x            3.74 x
                                                     ============    =============    =============    ==============

Ratio of earnings to combined fixed charges and
      preferred dividends                                   3.33 x           4.24 x           6.53 x            3.74 x
                                                     ============    =============    =============    ==============

                                                                        Consolidated Corporate Basis
                                                     -------------------------------------------------------------
                                                      Five Months         Year                Six Months
                                                          Ended           Ended                 Ended
                                                        June 30,        June 30,              December 31,
                                                          2000            2001            2000            2001
                                                     ---------------  -------------   -------------  ------------
Earnings:
      Income before taxes and before adjustments
      for minority interest and equity in losses
      of affiliate and loss on redemption of equity
      in affiliate                                          $27,788       $213,007        $ 91,496       $ 62,319

Adjustments:
      (a) Fixed charges:
            (1)  Interest on borrowed funds                  16,306         17,175          10,961          1,188
            (2)  1/3 of rent                                  8,048         13,767           7,671          8,789
                                                     ---------------  -------------   -------------   ------------
                                                             24,354         30,942          18,632          9,977

      (b)   Preferred Dividends (pre-tax amounts)            43,942         53,545          53,545              -

      (c)   Adjusted earnings                              $ 52,142       $243,949        $110,128       $ 72,296

Fixed charges and preferred dividends                      $ 68,296       $ 84,487        $ 72,177       $  9,977

Ratio of earnings to fixed charges                             2.14 x         7.88 x          5.91 x         7.25 x
                                                     ===============  =============   =============   ============

Ratio of earnings to combined fixed charges and
      preferred dividends                                      0.76 x         2.89 x          1.53 x         7.25 x
                                                     ===============  =============   =============   ============